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                                                                       EXHIBIT 5

                                March 20, 1998



Premier Laser Systems, Inc.
3 Morgan
Irvine, California  92618

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") which has been filed by Premier Laser Systems, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") for the purpose of registering the sale of 500,000 shares of Class A Common Stock of the Company upon the exercise of options granted under the Company's 1996 Stock Option Plan. We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Class A Common Stock to be sold pursuant to the Registration Statement has been duly authorized and, when issued and sold in the manner set forth in the Registration Statement will, upon such issuance and sale, be validly and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto.

                              Respectfully submitted,

                              RUTAN & TUCKER, LLP